EXHIBIT 12.1


                          VISHAY INTERTECHNOLOGY, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                ($ in thousands)


                                       NINE MONTHS
                                          ENDED
                                       SEPTEMBER 30,              YEAR ENDED DECEMBER 31,
                                       ------------   -------------------------------------------------
                                           2000       1999       1998       1997      1996       1995
                                           ----       ----       ----       ----      ----       ----
Earnings:

Income before minority
  interest and income taxes              $511,690   $134,711   $ 42,646   $ 89,561   $ 70,846   $123,255


Fixed charges                              29,400     61,290     57,384     22,331     20,979     33,406

Less equity in net income of affiliate      2,573      2,195      1,084      1,090        318        727
                                         --------   --------   --------   --------   --------   --------


Earnings, as adjusted                    $538,517   $193,806   $ 98,946   $110,802   $ 91,507   $155,934
                                         ========   ========   ========   ========   ========   ========



Fixed Charges:

Interest expense                         $ 23,022   $ 53,296   $ 49,038   $ 18,819   $ 17,408   $ 29,433

Portion of rent expense
  representative of interest                5,347      7,130      7,901      3,138      3,226      3,328

Amortization of
  deferred debt issue costs                 1,031        864        445        374        345        645
                                         --------   --------   --------   --------   --------   --------

Total fixed charges                      $ 29,400   $ 61,290   $ 57,384   $ 22,331   $ 20,979   $ 33,406
                                         ========   ========   ========   ========   ========   ========

Ratio of earnings to fixed charges          18.32       3.16       1.72       4.96       4.36       4.67
                                         ========   ========   ========   ========   ========   ========


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